Exhibit 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation	Names Under Which Subsidiary Does Business
Semiconductor Manufacturing International (Shanghai) Corporation	PRC	Semiconductor Manufacturing International (Shanghai) Corporation
Semiconductor Manufacturing International (Beijing) Corporation	PRC	Semiconductor Manufacturing International (Beijing) Corporation
Semiconductor Manufacturing International (Tianjin) Corporation	PRC	Semiconductor Manufacturing International (Tianjin) Corporation